EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among:

ATHLACTION HOLDINGS, LLC

a Delaware limited liability company,

ATHLACTION MERGER SUB, INC.,

a Delaware corporation, and

THE ACTIVE NETWORK, INC.

a Delaware corporation

Dated as of September 28, 2013

ARTICLE I.	THE OFFER	2

1.1	The Offer	2

1.2	Company Actions	5

1.3	Directors of the Company	6

1.4	Top-Up Option	8

ARTICLE II.	THE MERGER	10

2.1	Merger of Purchaser into the Company	10

2.2	Effect of the Merger	10

2.3	Closing; Effective Time	10

2.4	Certificate of Incorporation; Bylaws; Directors and Officers	11

2.5	Conversion and Exchange of Shares	11

2.6	Company Equity Awards	12

2.7	Closing of the Company’s Transfer Books	14

2.8	Surrender of Certificates	14

2.9	Withholding Rights	16

2.10	Dissenting Shares	16

2.11	Further Action	17

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17

3.1	Organization	17

3.2	Capitalization	18

3.3	Authorization; No Conflict	20

3.4	Subsidiaries	21

3.5	SEC Reports and Financial Statements	22

3.6	Absence of Material Adverse Changes, etc.	24

3.7	Litigation	24

3.8	Information Supplied	24

3.9	Broker’s or Finder’s Fees	25

3.10	Employee Plans	25

3.11	Opinion of Financial Advisor	26

3.12	Taxes	26

3.13	Environmental Matters	28

3.14	Compliance with Laws	29

3.15	Intellectual Property	30

i

3.16	Employment Matters	32

3.17	Insurance	33

3.18	Material Contracts	33

3.19	Properties	35

3.20	Privacy and Data Protection	35

3.21	Inapplicability of Anti-takeover Statutes	36

3.22	Vote Required	36

3.23	Governmental Contracts	36

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	36

4.1	Valid Existence	36

4.2	Authority; Binding Nature of Agreement	36

4.3	Non-Contravention	37

4.4	No Legal Proceedings Challenging the Merger	37

4.5	Activities of Purchaser	37

4.6	Information Supplied	38

4.7	No Other Company Representations or Warranties	38

4.8	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	38

4.9	Financing	39

4.10	Guarantee	40

4.11	Solvency	40

4.12	Ownership of Company Common Stock	41

ARTICLE V.	COVENANTS	41

5.1	Access and Investigation	41

5.2	Operation of the Company’s Business	42

5.3	Merger and Stockholder Approval; Company Stockholder Meeting	45

5.4	No Solicitation by the Company; Other Offers	47

5.5	Reasonable Best Efforts	50

5.6	Public Announcements	52

5.7	Director and Officer Liability	52

5.8	Notification of Certain Events	53

5.9	Shareholder Litigation	54

5.10	Rule 16b-3	54

5.11	Employee Matters	54

5.12	Confidentiality	55

5.13	Financing	55

5.14	Financing Cooperation and Indemnification	57

5.15	Rule 14d-10 Matters	61

5.16	FIRPTA Certificate	61

ARTICLE VI.	CONDITIONS TO MERGER	61

6.1	Conditions to Each Party’s Obligation to Effect the Merger	61

6.2	Frustration of Closing Conditions	62

ARTICLE VII.	TERMINATION	62

7.1	Termination	62

7.2	Effect of Termination	64

7.3	Termination Fees	64

ARTICLE VIII.	MISCELLANEOUS PROVISIONS	68

8.1	Amendment or Supplement	68

8.2	Extension of Time, Waiver, etc.	68

8.3	No Survival of Representations and Warranties	68

8.4	Entire Agreement; No Third Party Beneficiary	69

8.5	Applicable Law; Jurisdiction	69

8.6	Attorneys’ Fees	70

8.7	Specific Enforcement	70

8.8	Assignment	70

8.9	Notices	71

8.10	Severability	72

8.11	Construction	72

8.12	Counterparts; Signatures	73

EXHIBITS

Exhibit A	DEFINITIONS

1.1 Cross Reference Table		A-1

1.2 Certain Definitions		A-2

Exhibit B	FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Exhibit C	FORM OF BYLAWS OF THE SURVIVING CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 28, 2013 (the “Agreement Date”) by and among Athlaction Holdings, LLC, a Delaware limited liability company (“Parent”), Athlaction Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and The Active Network, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the respective Boards of Directors of Purchaser and the Company, and the members of Parent, have approved this Agreement and the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Shares”), at a price per Share of $14.50 (such amount or any greater amount per Share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(h), the “Offer Price”);

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), whereby each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Sections 2.5(a)(i) and 2.5(a)(ii) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes as contemplated by this Agreement;

WHEREAS, Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger on the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, adopt and approve this Agreement and approve the Merger (the “Company Board Recommendation”); and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares;

WHEREAS, the respective Boards of Directors of Purchaser and Parent have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Vista Equity Partners Fund III, L.P. and Vista Equity Partners Fund IV, L.P. (collectively, the “Sponsor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Purchaser and Parent under this Agreement (the “Guarantee”) as specified in the Guarantee.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within ten (10) days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Shares at a price per share equal to the Offer Price.

(b) The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Purchaser or Parent, of the conditions set forth in Annex A (the “Offer Conditions”). Subject to the satisfaction, or waiver by Purchaser or Parent, of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Date and in any event in compliance with Rule 14e-1(c) under the Exchange Act (the time of such acceptance for payment, the “Acceptance Time”). The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller of such Share in cash, without interest, subject to the deduction or withholding of any Taxes as contemplated in Section 2.9, on the terms and subject to the conditions set forth in this Agreement. The time scheduled for payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to purchase that describes the terms and conditions of the Offer as set forth in this Agreement. Purchaser and Parent expressly reserve the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer in addition to the Offer Conditions, (v) amend, modify or waive the Minimum Condition, or (vi) extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the Expiration Date) in a manner other than pursuant to and in accordance with this Agreement.

(d) Unless extended as provided in this Agreement, the Offer shall initially be scheduled to expire at midnight, New York City time, on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer (such initial expiration date of the Offer or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article VII: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall have the right in its sole discretion to extend the Offer beyond any then-scheduled Expiration Date for one or more consecutive increments of up to five (5) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) if (A) Parent and Purchaser shall have waived the Financing Proceeds Condition, (B) all of the Offer Conditions other than the Financing Proceeds Condition have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Date, but subject to the satisfaction or waiver of such conditions) and (C) the Debt Financing (or any alternative financing contemplated by Section 5.13) has not actually been received by Purchaser or Parent; (iii) if (A) the Financing Proceeds Condition has been satisfied or waived less than five (5) Business Days prior to the then-scheduled Expiration Date and (B) all of the other Offer Conditions have been satisfied or waived at the then-scheduled Expiration Date, then Purchaser and Parent shall have a one-time right to extend the Offer for a period of up to five (5) Business Days, and (iv) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied or waived. Notwithstanding anything to the contrary in this Section 1.1(d), in no event shall Purchaser: (1) be required to accept for payment, and pay for, Shares validly tendered (and not withdrawn) pursuant to the Offer until the Marketing Period shall have been completed; (2) be required to extend the Offer beyond the Outside Date; or (3) be permitted to extend the Offer beyond the earliest to occur of the valid termination of this Agreement in accordance with Section 7.1 and the Outside Date without the prior written consent of the Company. Notwithstanding anything herein to the contrary,

Purchaser shall, without the written consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, any rule or regulation of the NYSE, or any other applicable Law, in each case, applicable to the Offer.

(e) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except for a termination of this Agreement permitted in accordance with the terms of Section 7.1. In the event that this Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f) If the Acceptance Time occurs, but there has been a 251(h) Inapplicable Determination, and the number of Shares that have been validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent or any Subsidiary of Parent (assuming exercise of the Top-Up Option in full and excluding from such ownership Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), is less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”) and one or more extensions thereof. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the offer during such Subsequent Offering Period.

(g) On the commencement date of the Offer, Purchaser and Parent shall (i) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the related offer to purchase the Shares pursuant to the Offer, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to holders of Shares in accordance with applicable federal securities Laws. The Company shall promptly furnish to Purchaser and Parent in writing all information concerning the Company and its stockholders that may be required by applicable Law to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(g). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Purchaser and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Each of Purchaser, Parent and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Purchaser and Parent further agree to take all steps necessary to cause the Offer Documents as so corrected (if applicable) to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Upon receipt of any written or oral comments by Purchaser, Parent or their counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC or its staff for amendments or supplements to the Offer Documents, Purchaser and Parent agree to (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by the Company and its counsel; (iii) provide the Company and its counsel an opportunity to participate with Purchaser, Parent or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company with copies of any written comments or responses submitted by Purchaser and Parent in response thereto.

(h) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Offer Price; provided, however, that no such adjustment shall be made to reflect the issuance of additional shares of capital stock of the Company as a result of Purchaser’s exercise of the Top-Up Option or as a result of Parent’s and Purchaser’s acquisition of Company Common Stock tendered in the Offer; and provided, further, that nothing in this Section 1.1(h) shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

(i) Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

1.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.4(d)(i) and Section 5.4(d)(ii), shall contain and reflect the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the opinion of the Company Financial Advisor. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Each of Purchaser and Parent shall promptly furnish to the Company in writing all information concerning Purchaser and Parent that may be required by applicable Law to be set forth in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.2(a). The Company shall cause the Schedule 14D-9 to be filed with the SEC pursuant to this Section 1.2(a) to be disseminated to the Company’s stockholders as and to the extent required by the Exchange Act concurrently with the dissemination of the Schedule TO to the holders of Company Common Stock by Purchaser. Except with respect to any amendments filed in connection with an Acquisition Proposal or after a Change in Company Board Recommendation, the Company agrees to provide Purchaser, Parent and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser, Parent and their counsel. Each of the Company, Purchaser and Parent agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Purchaser, Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) provide Purchaser, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Purchaser, Parent and their counsel prior to responding to any such comments or requests; and (iii) provide Purchaser or Parent with copies of any written comments or responses submitted by the Company in response thereto.

(b) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Purchaser and Parent with (i) mailing labels containing the names and addresses of all record holders of Shares; and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and of those persons who become record or beneficial owners subsequent to such date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Purchaser and Parent with such additional information, including updated listings and computer files of record holders and beneficial holders of Shares, mailing labels, addresses, and security position listings, and such other assistance as Purchaser, Parent or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to applicable Law, and except for such actions as are necessary to disseminate the Offer Documents, Purchaser and Parent shall hold in confidence the information and documents provided to them under this Section 1.2(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and confirm such destruction in writing) all such information and documents (along with all copies thereof) then in their possession or control.

1.3 Directors of the Company.

(a) Effective as of the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate up to such number of directors (rounded up to the next whole number) on the Company Board equal to the product of (i) the total number of directors on the

Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3(a)); and (ii) a fraction, the numerator of which is the number of Shares owned by Purchaser and Parent (giving effect to Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. In furtherance thereof, the Company and the Company Board shall, after the purchase of and payment for Shares by Purchaser pursuant to the Offer, upon request of Purchaser, promptly increase the size of the Company Board or use reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be so elected to the Company Board, and shall use reasonable best efforts to cause Parent’s designees to be so elected. In addition, subject to applicable Law, the Company shall use reasonable best efforts to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) of each committee of the Company Board as the percentage represented by such individuals on the Company Board as a whole.

(b) The Company’s obligations under Section 1.3(a) to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser and Parent will supply the Company with, and will be solely responsible for, any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and the Company’s obligations under Section 1.3(a) and this Section 1.3(b) shall be conditioned upon receipt of such information.

(c) Notwithstanding the foregoing provisions of this Section 1.3, Purchaser, Parent and the Company shall use their respective reasonable best efforts to cause the Company Board to include, at all times prior to the Effective Time, at least three (3) of the members of the Company Board, selected by members of the Company Board, who (x) were directors of the Company immediately prior to the Acceptance Time (y) are not officers of the Company and (z) are independent directors for purposes of the continuing listing requirements of the NYSE (the “Continuing Directors”); provided, however, that if at any time prior to the Acceptance Time there shall be fewer than three (3) Continuing Directors on the Company Board for any reason, the Company Board shall cause the person(s) designated by the remaining Continuing Director(s) to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate three (3) persons to fill such vacancies who are not directors, officers, employees, stockholders, designees or Affiliates of Purchaser or Parent and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required to authorize: (i) any amendment or modification to, or termination of, or any agreement to amend, modify or terminate, this Agreement by or on behalf of the Company; (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent under this Agreement; (iii) any exercise or waiver of any of the Company’s rights or remedies hereunder; (iv) any amendment to the Company’s Charter Documents; (v) any authorization of any agreement between the

Company and any of the Company Subsidiaries, on the one hand, and Purchaser, Parent or any of their Affiliates on the other hand; (vi) the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board as contemplated by this Agreement; or (vii) any other action not contemplated by this Agreement that would or would be reasonably likely to adversely affect the rights of the Company’s stockholders hereunder. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, any action by the Company with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action. The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as reasonably determined by the Continuing Directors and any such reasonable expenses shall be paid by the Company promptly upon written request by the Continuing Directors.

1.4 Top-Up Option.

(a) Prior to the scheduled Acceptance Time, Parent and the Company shall confer and mutually determine, in good faith, after consulting with their respective outside legal counsel, whether the Merger remains eligible to be effected pursuant to Section 251(h) of the DGCL. Unless Parent and the Company determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL (the “251(h) Inapplicable Determination”) the Merger shall be effected in accordance with Section 251(h) of the DGCL. If prior to the Effective Time, Parent and the Company make a 251(h) Inapplicable Determination then, contingent and effective upon the occurrence of the 251(h) Inapplicable Determination and the Acceptance Time, the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only once and only upon the terms and subject to the conditions set forth in this Section 1.4, and only for so long as this Agreement has not been terminated pursuant to Section 7.1, to purchase at a price per share equal to the Offer Price an aggregate number of validly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to up to the number of then-available authorized and unissued shares of Company Common Stock; provided, however, that the Top-Up Option shall not be deemed to be exercised (i) to purchase an amount of Top-Up Option Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) at the time of exercise of the Top-Up Option (treating shares of Company Common Stock that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into shares of Company Common Stock, or other rights to acquire or be issued shares of Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof, as if such shares were outstanding), (ii) unless immediately after such exercise and the issuance of the Top-Up Option Shares, Purchaser and Parent shall, when added to the shares of Company Common Stock owned by Purchaser and Parent, own at least 90% of the shares of the Company Common Stock outstanding (excluding from the calculation of the number of shares of Company Common Stock Purchaser and Parent then owns, but not from the calculation of then-outstanding shares of Company Common Stock, the Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) immediately after the Acceptance Time (the “Short-Form Threshold”), (iii) unless the Acceptance Time shall have occurred, (iv) unless Purchaser irrevocably commits upon acquisition of the Top-Up Shares to immediately effect the Merger pursuant to Section 2.3 and (v) if the exercise of the Top-Up Option, the issuance and delivery of the Top-Up Option Shares and compliance with this Section 1.4 shall be prohibited by any outstanding order or Law (excluding any rules of the NYSE that require stockholder approval). Purchaser shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares as set forth in Section 1.4(b).

(b) In the event there is a 251(h) Inapplicable Determination, and subject to the limitations set forth in Section 1.4(a) and the satisfaction of the conditions to the Merger set forth in Article VI, if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Purchaser and Parent prior to giving effect to the exercise of the Top-Up Option, does not represent at least the Short-Form Threshold on the Offer Closing Date, Purchaser shall on such date be deemed to have exercised the Top-Up Option for such number of Top-Up Option Shares as is necessary for Purchaser to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying (x) the number of shares of Company Common Stock directly or indirectly owned by Purchaser and Parent at the time of such notice (giving effect to the Offer Closing but prior to giving effect to the exercise of the Top-Up Option) and (y) the number of Top-Up Option Shares. Such notice will also include an undertaking signed by Purchaser and Parent that, immediately following the Top-Up Closing, Purchaser will, and Parent will cause Purchaser to, consummate the Merger in accordance with Section 2.3. The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Purchaser specifying the number of Shares then outstanding and, based on such number and, based on the information provided by Purchaser in its notice, the number of Top-Up Option Shares to be purchased. If the number of Top-Up Option Shares specified in the notice provided delivered by Purchaser is different than the number of Top-Up Option Shares specified in the notice delivered by the Company, the Company and Purchaser shall, as promptly as practicable and in any event on the Offer Closing Date, reasonably agree on the appropriate number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place simultaneously with the Offer Closing, the purchase price owed by Purchaser to the Company to purchase the Top-Up Option Shares shall be paid to the Company, at Purchaser’s option: (i) in cash, by wire transfer of same-day funds; or (ii) by (A) paying by check or in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (B) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note: (1) shall be due on the first anniversary of the Top-Up Closing; (2) shall bear simple interest of 5% per annum, payable in arrears at maturity; (3) shall be fully recourse to Purchaser and Parent; (4) may be prepaid, in whole or in part, at any time without premium or penalty; and (5) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

(c) Each of Purchaser and Parent acknowledges that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. Each of Purchaser and Parent represents and warrants to the Company that Purchaser is, and will be upon the exercise of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Purchaser and Parent represents, warrants and agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

(d) Any dilutive impact on the value of the shares of Company Common Stock resulting from the issuance of the Top-Up Option Shares or the payment by Purchaser to the Company of consideration of the Top-Up Option Shares, including the Promissory Note, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.10 and none of the parties hereto shall take any position to the contrary in any appraisal proceeding.

(e) Purchaser’s right to exercise the Top-Up Option granted pursuant to this Agreement may not be assigned other than in accordance with Section 8.8 without the prior written consent of the Company. Any attempted assignment in violation of this Section 1.4(e) shall be null and void.

ARTICLE II.

THE MERGER

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place (a) at the offices of DLA Piper LLP (US) located at 4365 Executive Drive, Suite 1100, San Diego, California 92121 as soon as practicable following the consummation of the Offer, but in any event on the date of, and immediately following the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised); provided that, if there shall be a 251(h) Inapplicable Determination and it shall be determined under applicable Law that the Company Stockholder Vote shall be required in order to consummate the Merger, then on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Parent, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock issued and outstanding and held by the Company or any Company Subsidiary (or held in the Company’s treasury) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock issued and outstanding held by Purchaser or Parent or any Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.5(b) and Section 2.10, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”); and

(iv) each share of the common stock, par value $0.001 per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Company Equity Awards.

(a) Company Options. Neither Purchaser nor Parent shall assume any Company Options or substitute for any Company Option any option for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, (i) all Unvested Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; and (B) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b) Company RSUs. Neither Purchaser nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (i) all Unvested Company RSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs, and (ii) each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.

(c) Company PRSUs. Neither Purchaser nor Parent shall assume any Company PRSU or substitute for any Company PRSU any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company PRSU, (i) all Unvested Company PRSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company PRSUs, and (ii) each Company PRSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company PRSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company PRSU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PRSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company PRSU if required in order to comply with Section 409A of the Code.

(d) Company MSUs. Neither Purchaser nor Parent shall assume any Company MSU or substitute for any Company MSU any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company MSU, (i) all Unvested Company MSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company MSUs, and (ii) each Company MSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company MSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company MSU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company MSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company MSU if required in order to comply with Section 409A of the Code.

(e) 2011 ESPP. Following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the 2011 ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any outstanding Offering Period(s) (as such term is defined in the 2011 ESPP) under the 2011 ESPP, the Offering Period(s) under the 2011 ESPP shall terminate and a Purchase Date (as such term is defined in the 2011 ESPP) shall occur under the 2011 ESPP prior to the Effective Time with respect to such Offering Period(s) and no additional offering periods shall commence under the 2011 ESPP after the date of this Agreement; (iii) no individual participating in the 2011 ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) make separate non-payroll contributions to the ESPP on or following the date of this Agreement; and (iv) no individual who is not participating in the 2011 ESPP as of the date of this Agreement may commence participation in the 2011 ESPP following the date of this Agreement.

(f) Further Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Stock Plan) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary. In addition to the foregoing, prior to the Effective Time, the Company shall terminate all Stock Plans, effective not later than immediately prior to the Effective Time. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the Business Day preceding the Effective Time.

2.7 Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock, and all holders of book-entry Shares representing such shares of Company Common Stock, that were outstanding immediately prior to the Effective Time shall, in each case, cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.8 below.

2.8 Surrender of Certificates.

(a) On or prior to the Merger Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the

Payment Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates or book-entry shares immediately prior to the Effective Time (other than to holders of Dissenting Shares to the extent such holders do not also hold Shares that are not Dissenting Shares): (i) a letter of transmittal in customary form reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer to the Payment Agent as the Payment Agent may reasonably request) in the case of such book-entry shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate or book-entry share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate or book entry share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.5. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or book-entry share. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. Upon the making of such affidavit and delivering such bond, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to book-entry shares shall only be made to the Person in whose name such book-entry shares are registered.

(c) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Company Stock Certificates or book-entry shares as of the date that is one (1) year after the Merger Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates (other than with respect to any Dissenting Shares) who have not theretofore surrendered their Company Stock Certificates or book-entry shares in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration pursuant to this Section 2.8. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Withholding Rights. Notwithstanding any other provision in this Agreement, each of the Payment Agent, Purchaser, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price, Merger Consideration or any other payments made in connection with this Agreement, as applicable, payable to any holder of any shares of Company Common Stock, any holder of any Company Equity Award or any other recipient pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or transfer of such book-entry share, as the case may be, in accordance with the terms hereof.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) since May 24, 2011 and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such document filed on or after the date hereof), other than any information that is contained under the captions “Risk Factors” or “Forward- Looking Statements” or similar forward-looking disclosure (in each case, each, an “Available Company SEC Document”) (it being acknowledged that nothing disclosed in the Available Company SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.2, 3.3, 3.6(b) and 3.9) or (ii) the Company Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry to reasonably inform Parent that such disclosure qualifies such other sections) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Parent as follows:

3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. For each Significant Subsidiary, the Company has made available to Parent true and correct copies of the articles of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to the Agreement Date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on September 27, 2013 (the “Capitalization Date”): (A) 63,264,368 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 1,775,640 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 6,405,681 shares of Company Common Stock, including Company Options to purchase 494,874 shares of Company Common Stock that were subject to market based vesting; (E) 2,809,190 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs (which number includes certain unissued Company RSUs as set forth on Section 3.2(a) of the Company Disclosure Letter); (F) 645,131 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PRSUs (including initial Company PRSUs and supplemental Company PRSUs); (G) 846,775 Company MSUs were outstanding; which amount may be increased to a maximum of 1,693,550 shares of Company Common Stock based on the satisfaction of certain performance measures set forth in the Company MSUs; (H) 1,877,071 shares of Company Common Stock were reserved for future issuance under the 2011 ESPP; and (I) 3,258,785 shares of Company Common Stock were reserved for future issuance under the 2002 Plan and the 2011 Plan (including upon exercise of the Company Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, or in the case of shares that have not yet been issued, will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Stock Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Equity Awards. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on September 20, 2013, each then outstanding Company Equity Award and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the Stock Plan pursuant to which the award was made. The Stock Plans are the only plans or programs the Company or any Company Subsidiaries has maintained under which stock options, restricted shares, restricted share units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock or other securities other than the issuance of shares of Company Common Stock pursuant to the existing Company Equity Awards under the Stock Plans, in each case, outstanding on the Agreement Date, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock other than (i) in connection with the exercise of the Top-Up Option or (ii) the repurchase of restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards or rights under the Company ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Company securities or securities of any wholly-owned Company Subsidiary. None of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of the Company. The Company is not party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock other than Contracts granting the Company the right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment. The Company Common Stock constitutes the only outstanding class of securities of the Company or the Company Subsidiaries registered under the Exchange Act.

(b) Except as set forth in Section 3.2(a), (i) as of the Capitalization Date, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) as of the Agreement Date, (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (B) there is no restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or other securities of the Company or any of the Company Subsidiaries; (C) there is no outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of the Company Subsidiaries; or (D) there is no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c) As of the Agreement Date, neither the Company nor any Company Subsidiary has any Indebtedness other than as set forth in the Company SEC Documents.

3.3 Authorization; No Conflict.

(a) Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 4.12, (i) the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder, and (ii) no other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and assuming due execution and delivery by Parent and Purchaser constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Purchaser pursuant to the Offer and, to the extent applicable, adopt this Agreement and approve the Merger; (iv) declaring that this Agreement and the Transaction advisable; and (v) authorizing and approving the Top-Up Option (including the consideration to be paid upon exercise thereof) and the issuance of the Top-Up Option Shares thereunder.

(c) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by the Company under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries pursuant to the terms, conditions or provisions of, any Company Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement and such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), (iv) compliance with the rules of the NYSE, (v) compliance with the “blue sky” laws of various states, and (vi) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to Company Products, and except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have or result in a Company Material Adverse Effect.

3.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities or rights or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. Except for equity interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any material capital stock and/or other ownership interest in any Person. None of the Company nor any of the Company Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2011, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (or deficit) and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments that are not, individually or in the aggregate, material). Except as reflected in the Company Financial Statements or for liabilities incurred since June 30, 2013 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect. None of the Company or any Company Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in any published financial statements or other Company SEC Reports.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since May 24, 2011, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act.

(d) The Company maintains, and at all times since May 24, 2011 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are executed in accordance with the authorizations of management and directors of the Company; and (ii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of the fiscal year ended December 31, 2012, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2012. To the Knowledge of the Company, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since May 24, 2011, none of the Company or any Company Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or any Company Subsidiaries; or (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of any the Company or any Company Subsidiaries.

(e) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that (i) all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting or disclosure practices of the Company or any Company Subsidiaries.

(g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

3.6 Absence of Material Adverse Changes, etc.

(a) Since June 30, 2013 the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice. Since January 1, 2013 the Company and the Company Subsidiaries have not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Sections 5.2(b)(i), 5.2(b)(iv), 5.2(b)(ix) and 5.2(b)(xx) and insofar as it relates to any of Sections 5.2(b)(i), 5.2(b)(iv), 5.2(b)(ix) or 5.2(b)(xx), Section 5.2(b)(xxii).

(b) Between December 31, 2012 and the date of this Agreement there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7 Litigation. There are no, and since January 1, 2011 have not been, any material Legal Proceedings pending or, to the Knowledge of the Company and since January 1, 2013, threatened, to which the Company or any of the Company Subsidiaries is a party. There are no material Judgments of any Governmental Body or arbitrator outstanding against the Company or any of the Company Subsidiaries.

3.8 Information Supplied. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 and the Proxy Statement to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, if applicable, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement, if applicable, will, at the date it is disseminated or, as applicable, first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Parent in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

3.9 Broker’s or Finder’s Fees. Except for Citigroup Global Markets Inc. or its Affiliate (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

3.10 Employee Plans.

(a) Section 3.10 of the Company Disclosure Letter sets forth all material Company Employee Benefit Plans and material Company Employee Agreements (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Except as has not had a Company Material Adverse Effect, (i) each Company Plan has been maintained, operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and all other applicable Law; and (ii) all payments and contributions required to be made under the terms of any Company Plan or under applicable Law have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) Neither the Company nor any Company Subsidiary maintains, sponsors, contributes to or has any liability with respect to, (i) any plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA). Neither the Company nor any Company Subsidiary has any current or potential obligation to provide material post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

(f) Except as would not reasonably be expected to result in a Company Material Adverse Effect, there do not exist any pending or, to the Knowledge of the Company, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Company Employee Benefit Plan.

(g) Except as contemplated in Section 2.6 or as set forth under Section 3.10(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Company Employee Benefit Plan.

(h) Except as contemplated in Section 2.6 or as set forth in Section 3.10(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with any other events, including a termination of any employee, officer, director, stockholder or other service provider of the Company or any CompanySubsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiaries (whether current, former or retired) or their beneficiaries.

3.11 Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and based upon and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received in the Offer and the Merger, taken together, is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Purchaser and their respective Affiliates).

3.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all income Tax Returns and other material Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable (whether or not shown as due on such Tax Returns) have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2012 have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into with customers in the ordinary course of business and not primarily related to Taxes), or other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Each of the Company and each Company Subsidiary has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor, or other third party.

(g) To the Knowledge of the Company, no material claim has ever been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by such jurisdiction.

(h) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(i) Neither of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date or Offer Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Merger Closing Date or Offer Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) entered into on or prior to the Merger Closing Date or Offer Closing Date; (iii) deferred intercompany gain arising on or prior to the Merger Closing Date or Offer Closing Date or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law) existing on the Merger Closing Date or Offer Closing Date; (iv) installment sale made prior to the Merger Closing Date or Offer Closing Date; (v) prepaid amount received on or prior to the Merger Closing Date or Offer Closing Date; or (vi) election under Code Section 108(i) made on or prior to the Merger Closing Date or Offer Closing Date.

(j) Each contract, arrangement, or plan of the Company and of each Company Subsidiary that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects Neither the Company nor any Company Subsidiary has any indemnification obligation for a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).

(l) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of noncompliance or violation regarding the Company or any Company Subsidiary relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law.

(ii) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, manufactured, distributed, transported, handled, released, or exposed any Person to, any Hazardous Substance, and there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary, that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b) As used in this Agreement, (i) “Environmental Laws” shall mean any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” shall mean (A) any “hazardous substance,” as defined by CERCLA, (B) any “hazardous waste,” as defined by RCRA, and (C) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Body relating to or imposing liability or standards of conduct pertaining thereto.

3.14 Compliance with Laws.

(a) To the Knowledge of the Company, neither the Company nor the Company Subsidiaries has, since January 1, 2011, violated or is currently in violation of any Law or Card Association Rule applicable to the Company or the Company Subsidiaries, or by which any of their respective properties or businesses are bound, or any regulation issued under any of the foregoing, or has been notified in writing by any Governmental Body or Card Association of any actual or alleged violation, or any actual or threatened investigation with respect to any actual or alleged violations of any such Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect. No audit of the Company or any Company Subsidiary by any Governmental Body has resulted, or is likely to result in, any requirement or order to implement material remedial actions.

(b) To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, directly or indirectly, taken any action or made, offered, gifted, or promised anything of value to any person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Body. To the Knowledge of the Company, since January 1, 2011, none of the Company or any Company Subsidiary has received any communication that alleges any of the foregoing.

(c) To the Knowledge of the Company, neither the Company, nor any Company Subsidiary, nor any employees, officers, or directors of the Company or any Company Subsidiary, nor any agents acting on behalf of the Company or any Company Subsidiary is designated on any list of any U.S. governmental authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a list of all material Company Products currently offered by the Company or any Company Subsidiary and of all material Domain Names owned by the Company or any Company Subsidiary.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned by the Company or any Company Subsidiary that has not otherwise been abandoned, expired or cancelled, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”).

(c) Each item of the Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) that is material to the Company’s and the Company Subsidiaries’ operations, taken as a whole, is subsisting and, to the Company’s Knowledge, valid and enforceable, and all registration, maintenance and renewal fees that have become due and payable have been paid in connection with such Company Registered Intellectual Property. The Company or a Company Subsidiary owns all right, title, and interest in and to the Company Intellectual Property, and the Company Intellectual Property is free and clear of all Liens other than Permitted Liens.

(d) Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person the right to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is or was Company Intellectual Property and is, or at the time of the grant was, material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(e) To the Company’s Knowledge, neither the Company Products, nor the past or current conduct or operations of the Company or the Company Subsidiaries have materially infringed or materially misappropriated the Intellectual Property Rights of any third party, or have materially violated any right of any Person (including any right to privacy or publicity), or have constituted, unfair competition or trade practices under the Laws of any applicable jurisdiction. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Legal Proceeding has been filed against the Company or any Company Subsidiary by, and none of the Company or any Company Subsidiary has received written notice from, any third party in the two (2) years prior to the date hereof in which it is alleged that any Company Product or the operation or conduct of the business of the Company or any Company Subsidiary, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Law.

(f) To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property that is material to the conduct of the business of the Company or any Company Subsidiary as a whole. Neither the Company nor any Company Subsidiary has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Body or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, in each case in which the Company or any Company Subsidiary has engaged or hired a third party for the purpose of developing or creating any Intellectual Property Rights or Technology for any of them, or the Company or any Company Subsidiary has acquired or purported to acquire ownership of any Intellectual Property Rights or Technology from any Person, in each case, that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted, the Company or such Company Subsidiary, as the case may be, has obtained a valid and enforceable assignment or license sufficient to irrevocably transfer or license all such Intellectual Property Rights and Technology to the Company or the Company Subsidiaries to the fullest extent allowed under applicable Law, and, in the case of any such Intellectual Property Rights that are Registered Intellectual Property, the Company or any Company Subsidiary has recorded each such assignment with respect thereto with the relevant Governmental Body.

(h) The Company and the Company Subsidiaries have a policy requiring each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property Rights or Technology for any of them to execute a proprietary information, confidentiality and invention assignment agreement substantially in the form provided to Parent, and all current and former employees, consultants and independent contractors of the Company or any Company Subsidiary who have created Intellectual Property Rights or Technology for any of them that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted has executed such or a substantially similar agreement.

(i) Section 3.15(i) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any Company Subsidiary in any Technology or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Technology or Intellectual Property Rights to the Company or any Company Subsidiary (“In-Licenses”); other than (w) non-disclosure agreements, (x) Open Source Licenses, (y) any licenses for commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements), or (z) any license for which the Company or any Company Subsidiary pays less than $1,000,000 annually.

(j) Section 3.15(j) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which the Company or any Company Subsidiary has granted any third party any exclusive rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, including with respect to any material Company Product or any material Technology owned by the Company or any Company Subsidiary (together with the In-Licenses, the “IP Contracts”).

(k) The consummation of the transactions contemplated hereby will not result in the release of any material Source Code or other proprietary material Technology in each case owned by the Company or any Company Subsidiary or in the granting of any right or licenses to any material Company Intellectual Property to any third party.

(l) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has (i) granted, nor is any of them obligated to grant, access or rights to any Company or Company Subsidiary owned material Source Code in or for any Company Products, (ii) rendered any Company or Company Subsidiary owned material Source Code subject to any Open Source License that requires the Company to deliver any Company or Company Subsidiary owned material Source Code to any third party, (iii) licensed, distributed or used any Software in material breach of the terms of any Open Source License, (iv) licensed or granted a third party the right to obtain any Company or Company Subsidiary owned material Source Code in any Company Product or any Technology owned by the Company or any Company Subsidiary (including in any such case, any conditional right to access, or under which Company or any Company Subsidiary has established any escrow arrangement for the storage and conditional release of any Source Code).

(m) To the Company’s Knowledge, no Company Product or Technology owned by the Company contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Company Products or Company owned Technology, or (ii) otherwise significantly adversely affect the functionality of the Company Products or Company owned Technology. The Company and the Company Subsidiaries have in place disaster recovery plans and have acted in a commercially reasonable manner to safeguard the Information Systems utilized by the Company and the Company Subsidiaries in the operation of their business.

(n) With respect to trade secrets owned by the Company or any Company Subsidiary that are material to the business as presently conducted by the Company and the Company Subsidiaries, the Company and the Company Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of such trade secrets. To the Company’s Knowledge, such trade secrets have not been used, divulged or appropriated either for the benefit of any third party or to the detriment of the Company or the Company Subsidiaries.

3.16 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign or other organizing activity respecting any of the employees of the Company or any of the Company Subsidiaries, and no such activities have arisen since January 1, 2012. Since January 1, 2012, there has been no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down, lockout or other material labor dispute involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.17 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid to date.

3.18 Material Contracts.

(a) Schedule 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Contracts (each a “Company Material Contract”) to which the Company or any of the Company Subsidiaries is a party:

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any Company Subsidiary or any Affiliate thereof to compete with any Person in any line of business, (B) granting any exclusive rights in any Company Intellectual Property or Company owned Technology that is material to the Company and the Company Subsidiaries, taken as a whole, or (C) otherwise prohibiting or limiting in any material respect the right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services, except in each case for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of sixty (60) days or less;

(iii) with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iv) that is an IP Contract;

(v) to provide Source Code to any third party for any Company Product, including any Contract to put such Source Code in escrow with a third party on behalf of a licensee or contracting party;

(vi) for the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than (A) in the ordinary course of business consistent with past practices or (B) Contracts for transactions that have closed for which there are no remaining earn-out, pending indemnification claims or other contingent obligations;

(vii) relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $3,000,000;

(viii) under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities or advances to Company Employees in the ordinary course of business consistent with past practices);

(ix) that is (A) a Company Employee Agreement or (B) a Contract with an individual that provides consulting services that is not terminable upon notice of sixty (60) days or less, in each case providing annual compensation in excess of $200,000;

(x) that is a settlement, conciliation, or similar agreement pursuant to which the Company or any Company Subsidiary will be required after the Effective Date to pay consideration in excess of $250,000;

(xi) that provided for the payment or delivery of cash or other consideration (A) by the Company or the Company Subsidiaries in an amount in excess of $2,000,000 or (B) to the Company or the Company Subsidiaries in an amount in excess of $4,000,000, in each case for the fiscal year ended December 31, 2012, and which cannot be cancelled by the Company or the applicable Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date of termination);

(xii) that requires or permits the Company or any Company Subsidiary, or any successor to, or acquirer of the Company or any Company Subsidiary, to make any payment to another person as a result of a change of control of such party or gives another Person a right to receive or elect to receive such a payment;

(xiii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock or other equity interests of the Company or any of the Company Subsidiaries or prohibits the issuance of any guaranty by the Company or any of the Company Subsidiaries;

(xiv) with any acquiring bank relating to the processing of any card transactions or transmittal of funds in excess of $100,000,000 during the fiscal year ended December 31, 2012 other than Contracts with third party payment processors for which the Company receives referral fees; and

(xv) that constitutes an equity partnership, joint venture (other than one entered into in the ordinary course consistent with past practice) or limited liability company agreement with a third party.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, valid, binding and enforceable in accordance with its terms against each other party thereto, and is in full force and effect, except for such failures to be valid, binding and enforceable, or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary, nor to the Knowledge of the Company, any party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.19 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases held by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Leased Real Property”). Except as set forth in Section 3.19(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor the Company Subsidiary nor, to the Knowledge of the Company, any other party to such Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease except as would not reasonably be expected to have a Company Material Adverse Effect; and (iii) neither the Company nor the Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property and Leased Real Property (taken as a whole) is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Privacy and Data Protection.

(a) The Company is in material compliance with (i) its security and privacy policies and procedures and (ii) the applicable Privacy Laws relating to Personal Data.

(b) The Company has commercially reasonable security policies and procedures in place to protect Personal Data it receives from unauthorized access, use or disclosure.

(c) To the Knowledge of the Company, the Company has not been for the past three years, and is not currently under investigation by any Governmental Body regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d) Since January 1, 2012, to the Knowledge of the Company, the Company has not received any written claim, complaint, inquiry, or notice from any Governmental Body related to the Company’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.

3.21 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Purchaser and Parent in Section 4.12, Section 203 of the DGCL is not applicable to this Agreement or the Transactions and, to the Knowledge of the Company, there is no other takeover or anti-takeover statute or similar federal or state Law applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

3.22 Vote Required. The Company Stockholder vote is the only vote, if any, of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

3.23 Governmental Contracts. Since January 1, 2012, there have not been any written allegations of fraud, nor to the Knowledge of the Company any investigations or audits by any Governmental Body with regard to, any Government Contract except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company nor any Company Subsidiary is, or since January 1, 2012 has been, (a) debarred or suspended from the award of a Contract with a Governmental Body, or (b) on notice of a written allegation or disclosure of a material violation of any applicable Law relating to procurement with respect to a Government Contract.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND

PURCHASER

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Purchaser and Parent represents and warrants to the Company as follows:

4.1 Valid Existence. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Purchaser is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Purchaser and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

4.2 Authority; Binding Nature of Agreement. Each of Purchaser and Parent has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Purchaser and Parent, the performance by each of Purchaser and Parent of its obligations hereunder and the consummation by each of Purchaser and Parent of the Transactions have been duly authorized by the boards of directors of each of Purchaser and Parent. No other corporate or limited liability company proceedings on the part of Purchaser or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Purchaser or Parent of its obligations hereunder and the consummation by either Purchaser or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a valid and binding obligation of each of Purchaser and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

4.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Purchaser and Parent nor the consummation by Purchaser and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Purchaser or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Purchaser or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to consummate the Transactions.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Purchaser or Parent in connection with Purchaser’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Purchaser or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of the Offer Documents and any other documents required to be filed with the SEC by Purchaser or Parent in pursuant to this Agreement or in connection with the Transactions and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Offer and the Merger and the other transactions contemplated by this Agreement.

4.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Purchaser or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Purchaser or Parent challenging the Merger.

4.5 Activities of Purchaser. Purchaser was formed solely for the purpose of effecting the Merger. Purchaser has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in: (a) the Offer Documents, the Schedule 14D-9 or the Information Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Company Representations or Warranties. Purchaser and Parent hereby acknowledge and agree that (a) except for the representations and warranties set forth in Article III, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, of any information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other Transactions

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and Parent and their respective Affiliates and Representatives, Purchaser and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Purchaser and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser and Parent are familiar; (b) Purchaser and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud and except to the extent such information is expressly included in the representations and warranties made by the Company and contained in this Agreement, Purchaser and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.8. Accordingly, Purchaser and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) unless such information is expressly included in the representations and warranties made by the Company and contained in this Agreement.

4.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, RBC Capital Markets, Bank of Montreal and BMO Capital Markets Corp. (together with all exhibits, annexes, schedules and attachments thereto, including the Redacted Fee Letter, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amounts set forth therein to Purchaser for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from certain funds affiliated with the Sponsor pursuant to which Sponsor has caused such funds to commit to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement is terminated, that the Company is a third party beneficiary thereof.

(b) Each of the Financing Commitments is, as of the date hereof, in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, and no such withdrawal, termination, rescission, amendment, supplement or modification is presently contemplated other than as permitted herein. Each of the Financing Commitments is a legal, valid and binding obligation of Purchaser and Parent and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) the other parties thereto. Purchaser has delivered a true and complete copy of the Debt Commitment Letter (as amended through the date hereof). Except for the Financing Commitments in the form delivered pursuant to Section 4.9(a), there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Commitments, including any that could affect the availability of the Financing, to which

Purchaser, Parent, Sponsor or any of their respective Affiliates is a party other than as expressly set forth or referenced in the Financing Commitments and any customary engagement letters and non-disclosure agreements that do not impact the conditionality for the Financing to occur or amount of the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would (x) constitute a default or breach on the part of Purchaser, Parent or Sponsor and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) any of the other parties thereto, under any term of the Financing Commitment, (y) result in a failure of any condition of the Financing Commitments, or (z) result in any portion of the Financing contemplated thereby to be unavailable; provided that Parent and Purchaser are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Article III, or the Company’s compliance hereunder. Purchaser and Parent have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date hereof. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the aggregate net proceeds of the Financing will be sufficient for the satisfaction of all of Purchaser’s and Parent’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Purchaser and Parent to perform all of their obligations under this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, neither Purchaser nor Parent has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Purchaser on the date of the Closing; provided that Parent and Purchaser are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Article III, or the Company’s compliance hereunder.

(c) Neither Purchaser nor Parent is a party to any Contract which directly or indirectly limits or restricts the ability of any Person to provide debt financing for other potential purchasers of the Company.

4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Sponsor with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Sponsor party thereto in favor of the Company, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under such Guarantee.

4.11 Solvency. Neither Purchaser nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the Transactions and the Financing, and the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Purchaser and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Purchaser’s and Parent’s obligations to consummate the Offer, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” shall mean that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

4.12 Ownership of Company Common Stock. None of Purchaser or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would reasonably be expected to cause, Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

ARTICLE V.

COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time, (b) the termination of this Agreement pursuant to Section 7.1 and (c) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Information obtained by Purchaser or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its business (x) in the ordinary course consistent with past practices; and (y) in material compliance with all applicable Laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its satisfactory relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Letter, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) except as permitted by clauses (x), (y) or (z) of Section 5.2(b)(ii), (A) establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); (B) adjust, split, combine, subdivide or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or (C) repurchase, acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, or any rights, warrants or options to acquire any shares of its capital stock, other than repurchases of restricted shares of Company Common Stock outstanding as of the date hereof pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant, pledge, transfer, encumber or authorize the sale, issuance, grant, pledge, transfer or encumbrance of: (A) any capital stock, Equity Interest or other equity security; (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other equity security; (C) any instrument convertible into or exchangeable or exercisable for any capital stock or other equity security; or (D) any restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or other securities of the Company or any of the Company Subsidiaries; provided that the Company may issue shares of Company Common Stock pursuant to the exercise of Company Equity Awards under the Stock Plans, in each case, outstanding on the Agreement Date;;

(iii) except as otherwise required by Section 2.6, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents;

(v) form any Subsidiary, acquire any equity interest or other interest in any other Entity or enter into any equity partnership, joint venture (other than one entered into in the ordinary course consistent with past practice), limited liability company or similar arrangement;

(vi) acquire any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) enter into any Contract that grants any right of refusal or offer to any Person or which would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (F) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(viii) other than in the ordinary course of business, including the ordinary course amendment, renewal or termination of, or entry into, customer Contracts (A) amend, renew or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Company Material Contract or (B) enter into any Contract which if entered into prior to the date hereof would have been a Company Material Contract;

(ix) sell or otherwise dispose of, or lease or license any right or other asset or property of the Company or the Company Subsidiaries (including Company Intellectual Property and Company owned Technology) to any other Person (except in each case for rights, assets or properties: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company);

(x) make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Liens (other than Permitted Liens);

(xi) lend money or make capital contributions or advances to or make investments in, any Person (other than advances to Company Employees in the ordinary course of business consistent with past practices), guarantee any Indebtedness (other than in the ordinary course of business consistent with past practices), or incur any Indebtedness for borrowed money or other Indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures;

(xii) make or authorize any capital expenditures (except that the Company and the Company Subsidiaries may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to Parent prior to the date hereof so long as such capital expenditures, together with any capital expenditures made prior to the date hereof during the fiscal year 2013, do not cause aggregate capital expenditures in the fiscal year 2013 to exceed $25,000,000);

(xiii) except as otherwise required by Section 2.6, establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under or funding of, any Company Employee Benefit Plan or Company Employee Agreement, grant or pay any bonus or make any profit-sharing payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any Company Employees (except that the Company may: (A) provide routine salary increases to Company Employees in the ordinary course of business and in connection with the Company’s customary employee review process; (B) subject to the salary increase limitations in clause (A), promote or change the title of any Company Employee in the ordinary course of business and in connection with the Company’s customary employee review process; (C) enter into written Company Employee Agreements or offer letter with newly hired Company Employees, provided that such Company Employees shall not be entitled to receive an annual compensation opportunity of $200,000 or more; (D) amend the Company Employee Benefit Plans to the extent required by applicable Laws; and (E) make customary bonus and profit-sharing payments in accordance with, and as required by, Company Plans existing on the date of this Agreement that have been provided to Parent prior to the date hereof);

(xiv) hire any individual on a full-time, part-time, or consulting basis that would be entitled to receive an annual compensation opportunity in excess of $200,000;

(xv) implement any facility closings or reductions in force that could implicate the WARN Act;

(xvi) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xvii) make or change any material Tax election, or adopt or change any material accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xviii) settle, release, waive or compromise any Legal Proceeding or threatened Legal Proceeding or other claims, other than settlements, releases, waivers or compromises that result solely in obligations involving only the payment of monies by the Company or any Company Subsidiaries of not more than $500,000 in the aggregate;

(xix) enter into any collective bargaining agreement or agreement to form a works council or other agreement with any labor organization or works council (except to the extent required by applicable Law);

(xx) implement any legal entity restructuring with respect to the Company or any Company Subsidiary, including, without limitation, any liquidation, formation or transfer of any Company Subsidiary that would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Merger Closing Date or Offer Closing Date or decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Merger Closing Date or Offer Closing Date;

(xxi) adopt a “shareholder rights plan” or poison pill; or

(xxii) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3 Merger and Stockholder Approval; Company Stockholder Meeting.

(a) Following the Acceptance Time and prior to the Effective Time, if Parent, Purchaser and any other Subsidiary of Parent shall collectively own at least one Share more than 50% of the number of Shares that are then issued and outstanding, the parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition and in any event within one (1) business day of such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL; provided, however, that if there has been a 251(h) Inapplicable Determination prior to the Effective Time and if Parent, Purchaser Sub and any other Subsidiary of Parent shall collectively acquire at least one share more than the Short-Form Threshold, whether as a result of the exercise of the Top-Up Option or otherwise, the parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

(b) Subject to Section 5.4, if, following the Acceptance Time, the Company Stockholder Vote is required by applicable Law to consummate the Merger, the Company shall

(i) as promptly as reasonably practicable following such determination, prepare and file with the SEC a proxy statement in preliminary form (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the Merger and other Transactions (the “Company Stockholders Meeting”), and (ii) promptly after the Proxy Statement Clearance Date (and in any event within three (3) Business Days of clearance), (x) establish a record date (which record date shall be as soon as reasonably practicable) for and give notice of the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement, and (y) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting (the date the company elects to take such action or is required to take such action, the “Proxy Date”).

(c) Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand, and the Company agrees to provide Parent and its counsel a reasonable opportunity to comment on and respond thereto, and to give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments or requests of the SEC or its staff. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and to resolve any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.

(d) The Company shall duly call, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Date (but, subject to the following sentence, in no event later than sixty (60) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders). Any adjournment or postponement of the Company Stockholders Meeting shall require the prior written consent of Parent other than (i) in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; (ii) if insufficient Shares are present in person or by proxy prior to the start of the Company Stockholders Meeting to constitute a quorum; or (iii) if, as of the scheduled date and time of the Company Stockholders Meeting, the Company shall not have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company Stockholders Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Stockholders Meeting one (1) time (for a period of not more than thirty (30) calendar days but not past two (2) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company

Stockholders Meeting. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter Documents. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Purchaser and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(e) Parent shall furnish to the Company all information concerning Purchaser and Parent required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Except with respect to any amendments filed in connection with a Change in Company Board Recommendation, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments of the SEC (or the staff of the SEC).

(f) Unless a Change in Company Board Recommendation shall have been effected, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and the Transactions and shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. At any Company Stockholders Meeting, Parent shall ensure that all Company Common Stock owned beneficially or of record by Purchaser, Parent or any of Parent’s other Affiliates, or any shares of Company Common Stock with respect to which Purchaser or Parent or any of Parent’s other Affiliates holds a valid proxy, will be voted in favor of the adoption of this Agreement and the Transactions.

5.4 No Solicitation by the Company; Other Offers.

(a) Until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company and the Company Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly through another Person, except as otherwise provided below in this Section 5.4: (i) solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend an Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to, any Acquisition Proposal or approve, endorse, recommend or enter into any letter of intent, memorandum of understanding or other

Contract relating to an Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to, any Acquisition Proposal or which would require the Company to abandon or terminate its obligations under this Agreement; or (iv) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person (other than any Excluded Party, subject to the following proviso), request the prompt return or destruction of all confidential information theretofore furnished to any such Person (other than any Excluded Party, subject to the following proviso) concerning the Company and the Company Subsidiaries, cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person (other than an Excluded Party, subject to the following proviso), and terminate access for any such Persons (other than any Excluded Party, subject to the following proviso) to any physical or electronic data room; provided, however, that the Company may continue discussions and negotiations with any Excluded Party until 11:59 p.m. on October 21, 2013 (the “Excluded Party Deadline”), and the restrictions in Section 5.4(a)(i) and Section 5.4(a)(ii) above shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of Section 5.4(a)(i) and Section 5.4(a)(ii) above shall apply with respect to such Excluded Party).

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the earlier of the Acceptance Time and the receipt of the Company Stockholder Vote, in response to an unsolicited written Acquisition Proposal (or an Acquisition Proposal made by an Excluded Party prior to the Excluded Party Deadline) which was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 5.4 that the Company Board determines in good faith (after consultation with its financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into a customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; and provided further, that any material non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent promptly (and in any event within 24 hours) after it is provided to such Person making such Acquisition Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c) The Company shall promptly advise Parent in writing, in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal (including, for the avoidance of doubt any Acquisition Proposal received from any Excluded Party) and shall, unless expressly prohibited by the terms of an agreement of confidentiality or non-disclosure in effect as of the date hereof, indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.4 or otherwise prohibit the Company from complying with its obligations under this Section 5.4.

(d) The Company Board shall not: (A) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Schedule 14D-9, when mailed) (a “Change in Company Board Recommendation”); or (B) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) any Acquisition Proposal or the adoption thereof or any Contract with respect to any Acquisition Proposal, that would require, or would reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions, or allow the Company or any Company Subsidiary to execute or enter into any such Contract (other than a confidentiality agreement of the type permitted by Section 5.4(b)). Notwithstanding the foregoing, the Company Board may, at any time prior to the earlier of the Acceptance Time and the Company Stockholder Vote:

(i) other than in connection with an Acquisition Proposal, the Company Board may effect a Change in Company Board Recommendation in response to a Change in Circumstance, if: (A) the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would reasonably constitute a breach of its fiduciary duties under applicable Law; (B) the Company shall have given Parent written notice of its intention to make such a Change in Company Board Recommendation (a “Recommendation Change Notice”); and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent two (2) Business Days after Parent’s receipt of the Recommendation Change Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Change in Company Board Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside counsel, the Company Board shall have, following such two (2) Business Day period, determined, in good faith, that the failure to make the Change in Company Board Recommendation in response to such Change in Circumstance would reasonably constitute a breach of its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.4(d)(i) shall apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Recommendation Change Notice and a new two (2) Business Day period; and

(ii) if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of this Section 5.4) from any Person that has not been withdrawn and after consultation with its financial advisor and outside counsel, the Company Board shall have concluded, in good faith, that such Acquisition Proposal is a Superior Proposal, then the Company may terminate this Agreement pursuant to Section 7.1(h) to enter into a Company Acquisition Agreement providing for such Superior Proposal, if: (A) the Company Board determines in good faith, after consultation with outside counsel, that the failure to do so would reasonably constitute a breach of its fiduciary duties under applicable Law; (B) the Company shall have given Parent written notice of its intention to terminate this Agreement pursuant to Section 7.1(h) in response to a Superior Proposal (a “Superior Proposal Notice”) (which notice shall contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such Superior Proposal Notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation)); and (C) (1) the Company shall have given Parent two (2) Business Days after Parent’s receipt of the Superior Proposal Notice to propose revisions to the terms of this Agreement or make a new or modified proposal so that such Acquisition Proposal, in light of such proposed revisions or new or modified proposal by Parent, would no longer constitute a Superior Proposal, and shall have negotiated in good faith with Parent with respect to such proposed revisions or new or modified proposal, if any, and (2)after considering the results of such negotiations and giving effect to such proposals made by Parent, if any, after consultation with outside counsel, the Company Board shall have, following such two (2) Business Day period, determined, in good faith, that the Acquisition Proposal that is the subject of the Superior Proposal Notice is a Superior Proposal and that the failure to terminate this Agreement pursuant to Section 7.1(h) would reasonably constitute a breach of the fiduciary duties of the Company Board under applicable Law. For the avoidance of doubt, the provisions of this Section 5.4(d)(ii) shall also apply to any material amendment to any Acquisition Proposal that is the subject of the Superior Proposal Notice and require a new Superior Proposal Notice and a new two (2) Business Day period.

(e) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.4(e) shall not limit or otherwise affect the obligations of the Company and the Company Board and the rights of Purchaser and Parent under Section 5.4(d) of this Agreement, to the extent applicable to such disclosure (it being understood that a “stop, look and listen” letter of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Company Board Recommendation).

5.5 Reasonable Best Efforts.

(a) Each party hereto shall use its reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable: (i) within five (5) Business Days after the Agreement Date an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger; and (ii) as promptly as practicable after the Agreement Date all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other Antitrust Law relating to the Offer and the Merger. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the

U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Body under any Antitrust Law relating to the Offer and the Merger; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body under any Antitrust Law relating to the Offer and the Merger; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law relating to the Offer and the Merger, subject to advice of such party’s antitrust counsel; and (D) request early termination of the waiting period under the HSR Act and take all other actions reasonably necessary consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law relating to the Offer and the Merger. In connection with the foregoing, each party hereto shall use its reasonable best efforts: (w) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body, in each case under any Antitrust Law relating to the Offer and the Merger except for “4(c) documents” as that terms is used in the rules and regulations under the HSR Act, and, subject to an appropriate confidentiality agreement and the advice of such party’s antitrust counsel; (x) to the extent permissible and advisable, permit the other party to participate in any meeting or conversation with any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Offer and the Merger; (y) if attending a meeting, conference, or conversation with a Governmental Body under any Antitrust Law relating to the Offer and the Merger, from which the other party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending, to keep the other reasonably apprised with respect thereto; and (z) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any Antitrust Law relating to the Offer and the Merger. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint; and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date). For purposes of this Section 5.5(a), “reasonable best efforts” shall include (I) contesting and resisting any Legal Proceeding, and to have vacated, lifted, reversed or overturned any Restraint that restricts, prevents or prohibits the consummation of the Offer or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law; and (II) the obligation by Parent, Purchaser, and any of their Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so would enable the parties to avoid, resolve, or lift a Restraint or Legal Proceeding under this Section 5.5(a): (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Purchaser or any of their respective Subsidiaries, or (ii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Purchaser or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Offer and the Merger; provided, however, that all obligations of the Company, Purchaser and Parent relating to the Financing shall be governed exclusively by Section 5.13, and not this Section 5.5.

5.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.4, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.7 Director and Officer Liability.

(a) From and after the Offer Closing Date, Purchaser and Parent shall and shall cause the Company, Surviving Corporation or any of their respective applicable Subsidiaries, to the extent permitted by applicable Law, to: (i) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, other charter and organizational documents of the Company’s Subsidiaries and the indemnification agreements in existence on the date hereof with any directors and officers of the Company and any of the Company Subsidiaries; and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six (6) years after the Merger Closing, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents.

(b) If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(c) The Company shall, at or prior to the Merger Closing, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Offer and the Merger and Purchaser and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Merger Closing.

(d) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable.

5.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section (c)(iii) of Annex A or Section 7.1(e) or Section 7.1(g) of this Agreement, as applicable.

(b) to the extent the Company has Knowledge of such notice or communication or that Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger;

(c) of any material written communication from any Governmental Body related to the Offer or the Merger; and

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

5.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Offer or the Merger and shall keep Parent fully informed regarding any such shareholder litigation; (b) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such shareholder litigation, and no settlement shall be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.10 Rule 16b-3. Purchaser, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employee Matters.

(a) For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits (including the costs thereof to Company Employee Benefit Plan participants) that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes) and for purposes of determining future vacation accruals and severance amounts to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. For the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code; or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.11(e) result in any duplication of benefits for the same period of service.

(e) Nothing in this Section 5.11 shall (i) be construed to limit the right of Parent, the Surviving Corporation, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time, (iii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) or entity any right as a third-party beneficiary of this Agreement.

5.12 Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed a confidentiality agreement, dated as of August 6, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.13 Financing.

(a) Each of Purchaser and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using their respective reasonable best efforts to: (i) enforce (other than through litigation) its rights under the Debt Commitment Letter in the event of a breach thereof by the Financing Sources thereunder, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (including the flex provisions) or on terms no less favorable (taken as a whole), (iii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Parent, Purchaser or Sponsor or their respective Representatives in such definitive agreements, and (iv) upon the satisfaction of the Purchaser’s obligation to consummate the Offer or the Merger, as applicable, (A) consummate the Debt Financing and the Equity Financing, at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger) and (B) cause (other than through litigation) the lenders who are party to the Debt Financing Commitments and any other person providing Financing to fund the Financing at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger).

(b) Neither Purchaser nor Parent shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements without the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion), to the extent such amendments, modifications or waivers would (i) reduce the aggregate amount of aggregate cash proceeds available from the Financing (including by changing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or (y) the Debt Financing is otherwise made available to fund such fees or original issue discount) to fund the amounts required to be paid by Purchaser or Parent under this Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date hereof), or (ii) impose new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent in a manner adverse to Purchaser, Parent or the Company, including any expansion, amendment or modification that would be reasonably likely to (A) prevent or delay or impair the ability of Purchaser and Parent to consummate the Offer, the Merger and the other Transactions, (B) adversely impact the ability of Purchaser or Parent to enforce its rights or remedies against the other parties to the Financing Commitments or Financing Agreements or (C) make the timely funding of the Financing or satisfaction of the conditions precedent to obtaining the Financing any less likely to occur. Neither Purchaser nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Financing Commitments or Financing Agreements.

(c) Except as required by Section 5.13(d), to the extent it would reasonably be expected to impair, delay or prevent consummation of all or any portion of the Financing neither Purchaser nor Parent, directly or indirectly, shall seek or obtain any equity commitments or equity financing in respect of the Offer, the Merger or any of the other Transactions, or provide any information in respect thereof to any potential investor in Purchaser or Parent, or any of Purchaser’s, Parent’s or such investor’s financing sources or potential financing sources or other Representatives who have not been provided such information prior to the date hereof, other than as set forth in the Equity Financing Commitment as in effect on the date hereof.

(d) In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments or Financing Agreements, (i) Parent shall promptly so notify the Company and (ii) Purchaser and Parent shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the Transactions on terms and conditions that are not materially less favorable, in the aggregate, to Purchaser and Parent than those in the Financing Commitments that such alternative financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event. The definitive agreements entered into pursuant to the first sentence of this Section 5.13(d) or Section 5.13(a)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any new Financing Commitment is obtained in accordance herewith, (A) any reference in this Section 5.13 to the “Financing,” the “Equity Financing” or the “Debt Financing” shall mean the financing contemplated by the Financing Commitment(s) as permitted to be modified pursuant to this Section 5.13, and (B) any reference in this Section 5.13 to the “Financing Agreements” or the “Financing Commitments” shall be deemed to include the Financing Commitment(s) that are not superseded by a new Financing Commitment at the time in question and the new Financing Commitment(s) to the extent then in effect. Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), neither Purchaser nor Parent shall directly or indirectly take any action that would, or would be reasonably expected to, result in the Financing not being available.

(e) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement entered into in accordance with this Section 5.13 promptly upon their execution, (ii) give the Company prompt written notice of any breach or threatened breach of which either Purchaser or Parent is or becomes aware by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement entered into in accordance with this Section 5.13 of which Purchaser or Parent is or becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed in a timely manner of the status of its efforts to arrange the Financing (or any alternative financing under this Section 5.13).

5.14 Financing Cooperation and Indemnification.

(a) Subject to Section 5.14(c), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied and such customary cooperation as is otherwise reasonably requested by Parent solely in connection with obtaining the Debt Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), which reasonable best efforts shall include:

(i) causing its management team, with appropriate seniority and expertise, including its senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) using reasonable best efforts to assist with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the marketing and syndication thereof, provided, that any such bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii) (x)(A) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with such pertinent and customary information, to the extent reasonably available to the Company or the Company Subsidiaries, regarding the Company and the Company Subsidiaries, and any supplements thereto, as may be reasonably requested by Parent or Purchaser to consummate the Debt Financing and (B) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with information regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably available to the Company, the Company Subsidiaries or its Representatives and reasonably requested by Parent or Purchaser to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, (y) furnishing all consolidated financial statements, pro forma consolidated financial statements, business and other financial data, and audit reports of the Company and the Company Subsidiaries, and any supplements thereto required under the Debt Financing Letter and written financial information reasonably necessary for the Parent and the Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Debt Financing Letter (the information referred to in clauses “(x)” and “(y)” being referred to in this Agreement as the “Required Information”); provided that the Company shall be required to furnish pro forma financial information, prepared after giving effect to the Merger and the Financing as if the Merger and Financing had occurred as of the date of the pro forma financial statements and as if Regulation S-X under the Securities Act were applicable to such pro forma financial statements, and such pro forma financial statements shall only be considered part of the Required Information, if Parent or Purchaser has provided the Company information relating to the proposed debt and equity capitalization and preliminary allocation of purchase price in accordance with ASC 805 “Business Combinations” not less than three (3) Business Days prior to the date pro forma financial statements are required to be delivered, which information shall include (A) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma financial statements and (B) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Parent and not of the Company or any Company Subsidiary;

(iv) using reasonable best efforts to assist Parent and Purchaser in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections;

(vi) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all Indebtedness listed in Section 5.14(a)(vi) of the Company Disclosure Letter and Liens thereunder (the “Debt Payoff”);

(vii) furnishing Parent and its Financing Sources promptly, and in any event at least ten (10) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Bodies with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(viii) taking all corporate actions, subject to the occurrence of the earlier of the Acceptance Time or the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing; provided that none of the boards of directors (or equivalent bodies) of the Company or any Company Subsidiary shall be required to enter into any resolutions or take similar action approving the Financing;

(ix) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent or Purchaser (including delivery of a solvency certificate of the chief financial officer of the Company in substantially the form contemplated by the Debt Commitment Letter (as in effect on the date hereof));

(x) providing customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources for the Debt Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or any Company Subsidiaries or their securities;

(xi) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Debt Financing;

(xii) assisting with the execution, preparing and delivering of original stock certificates and original stock powers to the Financing Sources (including providing copies thereof prior to the Closing Date) on or prior to the Merger Closing Date; and

(xiii) ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company or the Companies Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14): (i) nothing in this Agreement (including this Section 5.14) shall require any such cooperation to the extent that it would (A) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses that are not contingent upon the earlier of the Acceptance Time and the Effective Time or incur any liability or give any indemnities that are not contingent upon the earlier of the Acceptance Time and the Effective Time, (B) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries, (C) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate the Company’s Charter Documents, any Laws or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, (D) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the earlier of the Acceptance Time and the Effective Time, (E) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers, (F) result in the Company or any Company Subsidiary incurring any liability with respect to any matters relating to the Financing prior to the earlier of the Acceptance Time and the Effective Time (other than with respect to authorization letters referred to above); or (F) result in any officer or director of the Company or any Company Subsidiary incurring personal liability with respect to any matters relating to the Financing; (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of the Company Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the earlier of the Acceptance Time and the Effective Time; and (iii) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect to the Debt Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Offer Closing or Merger Closing does not occur.

(c) In the event that this Agreement is terminated pursuant to Section 7.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 5.14.

(d) Purchaser and Parent shall, in the event the Offer Closing or Merger Closing does not occur, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the Fraud, willful misconduct or gross negligence of the Company, the Company Subsidiaries or their Representatives, (ii) directly resulted from the breach of any of the material obligations of the Company, the Company Subsidiaries or their Representatives under this Agreement or (iii) were agreed to in a settlement without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(e) The Company hereby consents to the use of its and the Company Subsidiaries’ Trademarks in connection with the Financing; provided that such Trademarks are used solely in conformance with the Company’s trademark usage guidelines, all such uses are approved in advance in writing by the Company and all such uses are in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any Company Product or Company Intellectual Property Rights. All goodwill associated with such uses shall inure to the sole benefit of the Company.

5.15 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

5.16 FIRPTA Certificate. The Company shall deliver an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Merger Closing Date and in form and substance reasonably required under Treasury Regulation Section 1.897-2(h).

ARTICLE VI.

CONDITIONS TO MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If required by applicable Law in order to consummate the Merger, this Agreement shall have been duly adopted by the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Vote”).

(b) Regulatory Approval. The waiting periods applicable to the consummation of the Merger and the Offer under the HSR Act (or any extension thereof) and any other Antitrust Law shall have expired or been terminated.

(c) No Restraints. No Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (each, a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(d) Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not properly withdrawn pursuant to the Offer.

6.2 Frustration of Closing Conditions. None of the Company, Purchaser or Parent may rely on the failure of any condition set forth in Section 6.1 or Annex A to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 7.1(a)) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company if the Acceptance Time shall have not been consummated on or prior to the close of banking business, New York City time, on March 28, 2014 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement;

(c) by either Parent or the Company at any time prior to the Effective Time if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger;

(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by Parent at any time prior to the Acceptance Time if (i) there shall have been a material breach of any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in Article III of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the Offer Conditions set forth in Section (c)(ii) or Section (c)(iii) of Annex A not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) days of the date Parent gives the Company notice of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Purchaser or Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 7.1(g).

(f) by the Company at any time prior to the Acceptance Time if (i) (A) Purchaser shall have failed to commence the Offer in violation of Section 1.1 hereof for more than two (2) Business Days following the time required for commencement thereof in Section 1.1 hereof; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f)(i)(A) if the Company is, or has at any time been, in breach of any of its representations, warranties, covenants or agreements hereunder in any manner that would impede or frustrate the ability of Parent or Purchaser to comply with its obligations under Section 1.1 hereof, or has otherwise failed to promptly comply with reasonable requests for information or other assistance in connection with commencement of the Offer, or (B) Purchaser terminates or makes any material change to the Offer in violation of the terms of this Agreement, or (ii) (A) all the Offer Conditions other than the Financing Proceeds Condition shall have been and continue to be satisfied or waived as of the Expiration Date; (B) the Company has confirmed by written notice its intention to terminate this Agreement pursuant this Section 7.1(f)(ii) if Parent and Purchaser fail to consummate the Offer Closing when required in accordance with Section 1.1(b), (C) Parent has failed to consummate the Offer within six (6) Business Days of the date the Offer Closing should have occurred in accordance with Section 1.1(b) and (D) the Company stood ready, willing and able to consummate, if necessary, the Top-Up Option, and the Merger on that date following such six (6) Business Days and the Company shall have given Parent a written notice on or prior to such date confirming such fact;

(g) by the Company at any time prior to the Acceptance Time if (i) there shall have been a material breach of any covenant or agreement on the part of Purchaser or Parent set forth in this Agreement; or (ii) any representation or warranty of Purchaser and Parent set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) have a material adverse effect on the ability of Purchaser or Parent to consummate the Offer, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) days of the date the Company gives Parent notice of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 7.1(e); or

(h) by the Company at any time prior to the Acceptance Time if the Company Board authorizes the Company to concurrently with such termination enter into a definitive Company Acquisition Agreement providing for a transaction constituting a Superior Proposal and concurrently with such termination enters into a definitive Company Acquisition Agreement providing for such transaction constituting a Superior Proposal, if (i) the Company has complied in all material respects with the requirements of Section 5.4 and (ii) prior to or concurrently with such termination, the Company pays the Company Termination Fee to Parent under Section 7.3(a).

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.14(d), this Section 7.2, Section 7.3 and Article VIII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) subject to the limits set forth in Section 7.3, the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of this Agreement prior to the date of termination and Fraud.

7.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) or by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 7.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(d) and prior to or concurrently with any termination pursuant to Section 7.1(h).

(b) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known or delivered to the Company Board and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) where the failure of the Acceptance Time to occur prior to the Outside Date is attributable to the failure of the Minimum Condition to have been satisfied, or (B) by Parent pursuant to Section 7.1(e) for willful and material breach which willful and material breach is the principal factor in the failure of the Offer to be consummated (unless the Company Termination Fee provided in Section 7.3(a) has already been paid pursuant to the terms thereof), and (iii) within twelve (12) months after such termination, (X) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and an Acquisition Transaction for such Acquisition Proposal is subsequently consummated or (Y) consummates an Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee (less, if applicable, the Expense Reimbursement previously paid to Parent by the Company) by wire transfer of same-day funds on the date such transaction is consummated; provided that solely for purposes of this Section 7.3(b), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 80%.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f) or Section 7.1(g) (for willful and material breach), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 7.3(c) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(f) or Section 7.1(g) (it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion).

(d) In the event this Agreement is terminated by Parent pursuant to Section 7.1(e) (for willful and material breach), then the Company shall reimburse Parent for its actual and reasonable out-of-pocket expenses in an amount not to exceed $5,333,960 (the “Expense Reimbursement”), by wire transfer of immediately available funds on the second business day following the date of such termination of this Agreement; provided, that the existence of circumstances which would require the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company) to become subsequently payable by the Company pursuant to Section 7.3(b) shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to this Section 7.3(d); and provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 7.3(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company) pursuant to Section 7.3(b).

(e) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(f) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b) and the Expense Reimbursement pursuant to Section 7.3(d), if applicable, shall, except in the case of Fraud or willful or intentional breach by the Company, constitute the sole and exclusive remedy under this Agreement of Parent and Purchaser and each of their Affiliates and Representatives, and the receipt of the Company Termination Fee and Expense Reimbursement, if applicable, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, their respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(g) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, the Company acknowledges and agrees on behalf of itself, the Company Subsidiaries, its Affiliates and their respective current, former or future stockholders, general or limited partners, controlling persons, managers, members, employees, directors, officers, agents and each of their Representatives (collectively, the “Company Related Parties”), that the Company’s receipt of the Parent Termination Fee in accordance with Section 7.3(c), shall, except in the case of Fraud or willful or intentional breach by Parent or Purchaser, constitute the sole and exclusive remedy of the Company Related Parties against Parent, Purchaser, Sponsor, the Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Debt Financing, the Guaranty, the Offer, the Top-Up Option, the Merger or the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, the Equity Commitment Letter, the Guaranty, the Offer, the Top-Up Option, the Merger or the other Transactions. Notwithstanding any other provision of this Agreement to the contrary, the payment of the Parent Termination Fee shall be deemed liquidated damages for, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out, of this Agreement the Equity Commitment Letter, the Debt Commitment Letter, the Debt Financing, the Guaranty, the Offer, the Top-Up Option, the Merger or the other Transactions, and neither the Company nor any other Person shall be entitled to bring or maintain any Legal Proceedings against Parent, Purchaser or any other Parent Related Parties arising out of or in connection with the foregoing (or the abandonment or termination thereof) or any matters forming the basis of such termination. The Company shall not be entitled to specific performance under Section 8.7 if Parent has paid in full, and the Company has accepted, the Parent Termination Fee and in no event shall the Company or its Affiliates be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee; provided, however, and, for further clarity, in any circumstance where performance by Parent or Purchaser of its obligations under this Agreement would relieve Parent of its obligation to pay the Parent Termination Fee the Company may, in its sole discretion: (i) seek specific performance pursuant to Section 8.7(b), (ii) withdraw any claim for specific performance and require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c), or (iii) if the Company is unable for any reason to obtain specific performance, require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c).

(h) Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Parent Related Party, excluding Sponsor, Parent and Purchaser) have any liability for monetary damages to the Company or the Company Subsidiaries or any other Company Related Party (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Purchaser as provided herein, or (ii) any former, current or future general or limited partners, equity holders, directors, officers, employees, managers, members, Affiliates or agents of the Company or any Company Subsidiaries have any liability to Sponsor, Parent or Purchaser or any Related Party for monetary damages (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Related Party with respect to, this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or

Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Purchaser to the extent expressly provided for in this Agreement or Sponsor to the extent expressly provided for in the Guarantee or the Equity Commitment Letter. Neither Parent nor Purchaser shall be entitled to specific performance under Section 8.7 if the Company has paid in full, and Parent or Purchaser has accepted, the Company Termination Fee and in no event shall Parent or Purchaser or their respective Affiliates be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee; provided, however, and, for further clarity, in any circumstance where performance by the Company of its obligations under this Agreement would relieve the Company of its obligation to pay the Company Termination Fee, Parent may, in its sole discretion: (i) seek specific performance pursuant to Section 8.7, (ii) withdraw any claim for specific performance and require payment of the Company Termination Fee if entitled to payment of the Company Termination Fee under Section 7.3(a), or (iii) if Parent is unable for any reason to obtain specific performance, require payment of the Company Termination Fee if entitled to payment of the Company Termination Fee under Section 7.3(a).

(i) Notwithstanding anything to the contrary in this Agreement, (i) no Company Related Party shall have any rights or claims against any of the Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in contract, in tort or otherwise; and (ii) no Financing Source shall have any liability or obligation to the Company or any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Company to seek specific performance of Parent’s or Purchaser’s obligations hereunder in connection with the Debt Financing pursuant to and in accordance with Section 8.7.

(j) Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, in no event shall the Company Related Parties be entitled to monetary recovery, award or fees in excess of the amount of $64,007,521 in the aggregate (the “Parent Liability Limitation”) for, or with respect to, this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Except in the case of Fraud, in no event shall the Company Related Parties seek or obtain, nor shall they permit any of their Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery, award or fees in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event shall the Company or any Company Subsidiary be entitled to seek or obtain any monetary recovery, award or fees of any kind in excess of the Parent Liability Limitation against the Parent Related Parties, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(k) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 7.3, and, in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company’s stockholders without receipt of such approval. Notwithstanding anything to the contrary, Section 7.3(g), Section 7.3(i), Section 8.4 and Section 8.5 and this Section 8.1 (and the related definitions in this Agreement used therein, but only with respect to their use in such Sections as they relate specifically to the Financing Sources) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of the Financing Sources.

8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

8.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to (i) the directors and officers of the Company covered by Section 5.7, (ii) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.3(g), Section 7.3(h)and Section 7.3(j) and (iii) Section 7.3(g), Section 7.3(i), Section 8.1, Section 8.5 and this Section 8.4, which are intended for the benefit of, and shall be enforceable by, Financing Sources, to the extent related to the Financing.

8.5 Applicable Law; Jurisdiction.

(a) This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(b) Notwithstanding Section 8.5(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether at law, in contract, in tort or otherwise) against any Financing Source relating to this Agreement, the Debt Commitment Letter or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Specific Enforcement.

(a) The parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed by the other party in accordance with the terms hereof or are otherwise breached, and that each party shall be entitled to specific performance and the issuance of injunctive and other equitable relief in any such event and prior to the valid exercise of any termination right by the Company in accordance with Section 7.1. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief, this being in addition to any other remedy to which any party hereto is entitled at law or in equity.

(b) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Purchaser to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) shall be subject to the requirements that

(i) the Marketing Period has ended;

(ii) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions shall have been satisfied or waived as of the Expiration Date, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 6.1 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing);

(iii) the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 5.13(d) for all the Debt Financing, such alternative debt financing) has been funded or will be funded in accordance with the terms thereof at the Offer Closing and the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable; and

(iv) the Company has irrevocably confirmed to Parent in writing that (A) all the Offer Conditions and the conditions in Section 6.1, as applicable, have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Equity Financing and the Debt Financing were funded, the Offer Closing and Merger Closing would occur.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that

Purchaser may (i) assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company and (ii) pledge its rights hereunder as security to its Financing Source or any other Available Financing source; provided no assignment shall relieve Purchaser of any of its obligations under this Agreement; provided, further, that any such pledge shall not be effective until the Effective Time. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); (d) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (e) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission:

if to Purchaser or Parent:

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention: Brian N. Sheth

Email: BSheth@vistaequitypartners.com

Facsimile No: (512) 730-2453

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	David Breach
Sarkis Jebejian
Email:	David.Breach@kirkland.com
Sarkis.Jebejian@kirkland.com
Facsimile No:	(212) 446-6460

if to the Company:

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, CA 92121

Attention:	Jon Belmonte, Interim Chief Executive Officer
Email:	jon.belmonte@activenetwork.com
Facsimile No.:	(858) 652-6220

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, 11th Floor

San Diego, CA 92121

Attention:	Michael S. Kagnoff
Email:	michael.kagnoff@dlapiper.com
Facsimile No:	(858) 638-5122

1251 Avenue of the Americas

New York, NY 10020

Attention:	Daniel Eisner
Email:	daniel.eisner@dlapiper.com
Facsimile No:	(212) 884-8475

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual dataroom set up by the Company in connection with this Agreement.

8.12 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATHLACTION HOLDINGS, LLC

By:	/s/ James M. Ford
Name:	James M. Ford
Title:	Chief Executive Officer

ATHLACTION MERGER SUB, INC.

By:	/s/ James M. Ford
Name:	James M. Ford
Title:	Chief Executive Officer

THE ACTIVE NETWORK, INC.

By:	/s/ Jon Belmonte
Name:	Jon Belmonte
Title:	Interim CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled Expiration Date in connection with the Offer if, immediately prior to the then-scheduled Expiration Date:

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated;

(b) there shall have not been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares which, together with (without duplication of Shares) any Shares then owned, directly or indirectly, by Purchaser, Parent and any other Subsidiaries of Parent, collectively represents as of the Expiration Date one Share more than fifty percent (50%) of the sum of:

(i) all Shares then outstanding, and

(ii) all shares of Company Common Stock that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options or securities convertible or exchangeable into shares of Company Common Stock, or other rights to acquire or be issued shares of Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof) (such condition in this clause (b) being, the “Minimum Condition”); and

(c) any of the following conditions shall have occurred and be continuing as of the then scheduled Expiration Date:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) The representations and warranties of the Company (a) set forth in the first, second and seventh sentences of Section 3.2(a) (Capitalization) and Section 3.2(b) (Capitalization), shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date, except where the failure of such representations and warranties to be so true and correct in all respects that did not result from a willful breach by the Company would not reasonably be expected to result in additional cost, expense or liability to Parent or Purchaser, individually or in the aggregate, that is more than $1,000,000, (b) set forth in Section 3.2(a) (other than the first, second and seventh sentences) (Capitalization), Section 3.2(c) (Capitalization), Section 3.3(a) (Authorization), Section 3.3(b) (Authorization) and Section 3.9 (Broker’s or Finder’s Fees) shall not be true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date, (c) set forth in Section 3.6(b) (Absence of Material Changes) shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (d) set forth in this Agreement, other than those described in clauses (a), (b) and (c) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date, except, in the case of this clause (d), where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the Agreement on or prior to the Expiration Date and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Date;

(iv) since the Agreement Date, a Company Material Adverse Effect shall have occurred;

(v) the Agreement shall have been terminated in accordance with its terms;

(vi) the Marketing Period shall not have been completed; or

(vii) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any alternative financing) (the “Financing Proceeds Condition”).

For purposes of determining whether the Minimum Condition and the condition set forth in Section (b) above have been satisfied, Purchaser and Parent shall exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee.

Prior to the Offer Closing, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer that none of the conditions set forth in clauses (ii) and (iii) of paragraph (c) above shall have occurred and be continuing as of the Expiration Date.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement.

The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Purchaser or Parent, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser or Parent (other than the Minimum Condition, which may be waived by Purchaser and Parent only with the prior written consent of the Company). The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

251(h) Inapplicable Determination	Section 1.4(a)
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Agreement Date	Preamble
Available Company SEC Documents	Article III Preamble
Capitalization Date	Section 3.2(a)
CERCLA	Section 3.13(b)
Certificate of Merger	Section 2.3
Change in Company Board Recommendation	Section 5.4(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III Preamble
Company Financial Advisor	Section 3.9
Company Financial Statements	Section 3.5(b)
Company Material Contract	Section 3.18(a)
Company Plans	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.15(b)
Company Related Parties	Section 7.3(g)
Company SEC Reports	Section 3.5(a)
Company Stock Certificate	Section 2.7
Company Stockholder Vote	Section 6.1(a)
Company Stockholders Meeting	Section 5.3(b)
Company Subsidiaries	Section 3.1
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Continuing Directors	Section 1.3(c)
Covered Employees	Section 5.11(a)
Debt Commitment Letter	Section 4.9(a)
Debt Financing	Section 4.9(a)
Debt Payoff	Section 5.14(a)(vi)
DGCL	Recitals
Dissenting Shares	Section 2.10(a)

Effective Time	Section 2.3
Environmental Laws	Section 3.13(b)
Equity Commitment Letter	Section 4.9(a)
Equity Financing	Section 4.9(a)
Excluded Party Deadline	Section 5.4(a)
Expense Reimbursement	Section 7.3(d)
Expiration Date	Section 1.1(d)
Financing	Section 4.9(a)
Financing Agreements	Section 5.13(d)
Financing Commitments	Section 4.9(a)
Financing Proceeds Condition	Annex A
Guarantee	Recitals
Hazardous Substance	Section 3.13(b)
Information Statement	Section 3.3(d)
In-Licenses	Section 3.15(i)
Interim Period	Section 5.1
IP Contracts	Section 3.15(j)
Judgment	Section 3.3(c)
Leased Real Property	Section 3.19(b)
Merger	Recitals
Merger Closing	Section 2.3
Merger Closing Date	Section 2.3
Merger Consideration	Section 2.5(a)(iii)
Minimum Condition	Annex A
Offer	Recitals
Offer Closing	Section 1.1(b)
Offer Closing Date	Section 1.1(b)
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(g)
Offer Price	Recitals
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Disclosure Letter	Article IV Preamble
Parent Employee Benefit Plan	Section 5.11(c)
Parent Liability Limitation	Section 7.3(j)
Parent Related Parties	Section 7.3(g)
Payment Agent	Section 2.8(a)
Payment Fund	Section 2.8(a)
Promissory Note	Section 1.4(b)
Proxy Date	Section 5.3(b)
Proxy Statement	Section 5.3(b)
Purchaser	Preamble
RCRA	Section 3.13(b)
Recommendation Change Notice	Section 5.4(d)(i)
Required Information	Section 5.14(a)(iii)

Restraints	Section 6.1(c)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(g)
SEC	Article III Preamble
Shares	Recitals
Short-Form Threshold	Section 1.4(a)
Solvent	Section 4.11
Sponsor	Recitals
Subsequent Offering Period	Section 1.1(f)
Superior Proposal Notice	Section 5.4(d)(ii)
Surviving Corporation	Section 2.1
Top-Up Closing	Section 1.4(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2002 Plan” shall mean the The Active Network, Inc. 2002 Stock Option/ Stock Issuance Plan.

“2011 Plan” shall mean the The Active Network, Inc. 2011 Equity Incentive Plan.

“2011 ESPP” shall mean the The Active Network, Inc. 2011 Employee Stock Purchase Plan.

“Acquisition Proposal” shall mean any bona fide written offer, indication of interest or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Card Association” shall mean VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities, in each case with whom the Company or any of its Subsidiaries may directly or indirectly have a sponsorship or similar agreement and any legal successor organizations or association of any of them.

“Card Association Rules” shall mean the rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to the Company.

“Change in Circumstance” shall mean any positive material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Company Board nor reasonably expected as of or prior to the date hereof nor actually known by the chief executive officer, interim chief executive officer or chief financial officer of the Company nor reasonably expected as of or prior to the date hereof or (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Sponsor, Parent, Purchaser or any of their Affiliates, (C) clearance of the Merger under the Antitrust Laws or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Shares or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.

“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Employee” shall mean any current employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” shall mean any written employment, severance, retention, transaction bonus, change in control, or other similar material Contract between: (a) the Company or any Company Subsidiaries and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law.

“Company Employee Benefit Plan” shall mean an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” shall mean the Company Options, Company MSUs, Company PRSUs and Company RSUs.

“Company Intellectual Property” shall mean all of the Intellectual Property and Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that that, for purposes of clause (i) above, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably expected to be, a Company Material Adverse Effect: (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, except to the extent the Company and the Company Subsidiaries are adversely affected disproportionately relative to other participants in such industry, (B) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether declared or not), national or international calamity or any other similar event, except to the extent the Company and the Company Subsidiaries are adversely affected disproportionately relative to other participants in such industry, (C) from the Transactions or the announcement or pendency thereof (other than for purposes of any representation or warranty contained in Section 3.3), including to the extent so resulting in any reduction in billings or revenue or any loss of employees of the Company or the Company Subsidiaries or disruption in (or loss of) customer, supplier, distributor, landlord, partner or similar relationships attributable to the announcement or pendency of the Transaction; (D) changes in Law or any applicable accounting regulations, (E) changes in the price or trading volume of the Company’s stock (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any failure by the Company to meet public or internal revenue, earnings or other projections (provided that the underlying cause of such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect), (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates, (H) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, or (I) the taking of any action required by this Agreement.

“Company MSU” shall mean an award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to market based vesting.

“Company Option” shall mean any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans.

“Company Products” shall mean any and all products and services, including software as a service (SaaS), that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PRSU” shall mean each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to performance based vesting.

“Company RSU” shall mean each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, other than Company PRSUs or Company MSUs.

“Company Termination Fee” shall mean an amount, in cash, equal to $32,003,760 ; except that in the event that on or prior to the Excluded Party Deadline, the Company terminates this Agreement in accordance with and subject to the terms of Section 7.1(h) to enter into a definitive Company Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal with an Excluded Party, the “Company Termination Fee” shall mean a cash amount equal to $13,334,900.

“Contract” shall mean any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” shall mean any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, relating to pension, retirement, profit-sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long or short term disability, change of control, retention, fringe benefit or any other similar employee benefits.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement dated December 16, 2011 by and among the Company, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended on July 2, 2012 and July 23, 2013.

“Excluded Party” shall mean any Person or group of Persons who has made an Acquisition Proposal prior to the date hereof or with whom the Company has been actively engaged in discussions or negotiations with respect to an Acquisition Proposal prior to the date hereof which could reasonably be expected to result in a Superior Proposal.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, and their Affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing.

“Fraud” shall mean the actual, knowing and intentional fraud of any Person.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” shall mean any: (a) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) multi-national, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self-regulatory organization, body or Entity and any court or other tribunal).

“Government Contract” means any Company Material Contract that is between the Company or any of its Subsidiaries and a Governmental Body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person; provided that letters of credit and performance bonds issued in the ordinary course of business shall not be Indebtedness.

“Information Systems” means all computer hardware, data storage systems, computer and communications networks (other than the Internet), interfaces, firewalls, and other apparatus that are owned by or leased to the Company or any Company Subsidiary and used to create, manipulate, store, transmit, exchange, or receive information in any electronic form.

“Intellectual Property” shall mean formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, Software, techniques, URLs, web sites, works of authorship and other forms of Technology.

“Intellectual Property Rights” shall mean any and all statutory and/or common law intellectual property rights throughout the world, including any of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials; (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all registered and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks, together with all goodwill relating thereto (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names, together with all goodwill relating thereto (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations and renewals of or applications to register any of the foregoing.

“Knowledge” shall mean, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Letter and (y) Parent or Purchaser, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, litigation, complaint, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, bylaw, official standard, policy or guidance or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to Company Products.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto, (written or oral), pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Marketing Period” shall mean a period of eighteen (18) consecutive “business days” (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) after the date of this Agreement commencing on the first day on which Parent shall have received the Required Information the Company is required to provide pursuant to Section 5.14(a)(iii); provided that (a) no day during the period from November 28, 2013 through December 1, 2013 shall be considered a business day for purposes of determining the Marketing Period, and (b) if the Marketing Period were to commence but would not be completed in accordance with its terms prior to December 20, 2013, then the Marketing Period shall commence no earlier than January 2, 2014. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the commencement of the Offer or (B) if, on or prior to the completion of such eighteen (18) consecutive business day period, the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required

Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and Parent shall have the Required Information on the first day, throughout and on the last day of such new eighteen (18) consecutive business day period.

“NYSE” shall mean the New York Stock Exchange.

“Object Code” shall mean computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” shall mean a Contract between the Company or any Company Subsidiary and a customer of the Company or any Company Subsidiary entered into in the ordinary course with respect to Company Products.

“Parent Termination Fee” shall mean an amount, in cash, equal to $64,007,521.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not due and payable and which shall be paid in full and released at Closing, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations which do not or would not materially impair the use or occupancy of such property in the operation of the business conducted thereon, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection which do not or would not materially impair the use or occupancy of such property in the operation of the business conducted thereon, (vii) Liens discharged at or prior to the Offer Closing or, as applicable, the Merger Closing (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term or any similar term is otherwise defined by applicable Law.

“Privacy Law” shall mean any Laws arising out of or relating to the collection, use or disclosure of Personal Data.

“Proxy Statement Clearance Date” shall mean (a) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (b) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

“Redacted Fee Letters” shall mean the fee letters executed by the Financing Sources that have been redacted only with respect to certain fees, flex terms and similar arrangements which do not affect the conditionality of the Debt Financing.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” shall mean any Company Subsidiary that is a “significant subsidiary” of the Company, as defined in Regulation S-X.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” shall mean the 2002 Plan, the 2011 Plan, the 2011 ESPP and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) more than 50% of the outstanding Shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, escheat or abandoned property tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Transactions” shall mean the Offer, the Merger and the other transactions contemplated by this Agreement, including, in reference to the obligations of Purchaser and Parent hereunder, the Financing.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than a customary confidentiality agreement expressly permitted in Section 5.4 of this Agreement; or (v) a tender or exchange offer relating to securities of the Company (other than the Offer) shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement; (vi) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing in response to an Acquisition Proposal or revision thereof or proxy solicitation or threatened proxy solicitation or other publicly disclosed campaign or effort to solicit opposition to the Transactions or (vii) there has occurred a material breach of Section 5.4; provided, however, a “Triggering Event” shall not include or be deemed to include any action taken by the Company or its Representatives in accordance with the proviso set forth at the end of Section 5.4(a).

“Unvested Company Option” shall mean a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company MSU” shall mean a Company MSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company PRSU” shall mean a Company PRSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company RSU” shall mean a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” shall mean a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company MSU” shall mean a Company MSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company PRSU” shall mean a Company PRSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” shall mean a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

EXHIBIT B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE ACTIVE NETWORK, INC.

ARTICLE ONE

The name of the Corporation is The Active Network, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

(a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which this Section (a) of Article Eight is in effect (whether or not such ‘Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Section (b) of this Article Eight, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section (a) of Article Eight and such rights as may be conferred in the By-laws of the Corporation shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, in accordance with the By-laws of the Corporation. The rights conferred upon Covered Persons in this Section (a) of Article Eight shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. In accordance with the By-laws of the Corporation, if a claim for indemnification under Section (a) of this Article Eight is not paid in full within sixty (60) days after a written claim has been received by the Corporation, the Covered Person making such claim may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

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(c) Non Exclusivity of Rights. In accordance with the By-laws of the Corporation, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred any Covered Person by Section (a) of this Article Eight (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the Corporation, the board of directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination.

(d) The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the By-laws of the Corporation or the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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EXHIBIT C

SECOND AMENDED AND RESTATED BY-LAWS

OF

THE ACTIVE NETWORK, INC.

A Delaware corporation

(Adopted as of                 , 2013)

ARTICLE I

OFFICES

Section 1 Registered Office. The registered office of the corporation in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware, 19904. The name of the corporation’s registered agent at such address shall be National Registered Agents, Inc. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1 Annual Meetings. An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, of the annual meeting shall be determined by the board of directors of the corporation. No annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2 Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president. The date, time and place, if any, and/or remote communication, of any special meeting of stockholders shall be determined by the board of directors of the corporation. On such written request, the president shall fix a date and time for such meeting within 10 days after receipt of a request for such meeting in such written request.

Section 3 Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting and to each director not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5 Stockholders List. The officer who has charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6 Quorum. The holders of a majority of the issued and outstanding shares of capital stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7 Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in

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person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8 Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9 Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11 Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

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Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12 Action by Facsimile, Email or Other Electronic Transmission Consent. A facsimile, email or other electronic transmission by a stockholder or proxyholder (or by any person authorized to act on such person’s behalf) of a proxy or a written consent to an action to be taken (including the delivery of such a document in the .pdf, .tif, .gif, .peg or similar format attached to an email message) shall be deemed to be written, signed, dated and delivered to the corporation for the purposes of this Article; provided that any such facsimile, email or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the facsimile, email or other electronic transmission was transmitted by the stockholder or proxyholder or by a person authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person transmitted such facsimile, email or other electronic transmission. The date on which such facsimile, email or other electronic transmission is transmitted shall be deemed to be the date on which such consent or proxy was signed. Any such facsimile, email or other electronic transmission of a consent or proxy shall be treated in all respects as an original executed consent or proxy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the board of directors or the Secretary of the corporation, each stockholder, proxyholder or other authorized person who delivered a consent or proxy by facsimile, email or other electronic transmission shall re-execute the original form thereof and deliver such original to the corporation at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. No consent given by facsimile, email or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE III

DIRECTORS

Section 1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2 Number, Election and Term of Office. The initial number of directors which shall constitute the board shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as otherwise provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more

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directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4 Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5 Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these by-laws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6 Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the president or any director on at least 24 hours notice to each director, either personally, by telephone, by mail, and/or by electronic transmission.

Section 7 Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office authorized shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except as otherwise required by the corporation’s certificate of incorporation, each director shall be entitled to one vote on exactly the matter presented to the board for approval.

Section 8 Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9 Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of a majority of the members of the committee then in office shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

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Section 10 Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11 Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12 Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

OFFICERS

Section 1 Number. The officers of the corporation shall be elected by the board of directors and shall consist of a president and chief executive officer, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2 Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4 Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

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Section 5 Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6 The President. The president and chief executive officer shall be the chief executive officer of the corporation; in the absence of the chairman of the board, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 7 Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law, shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 8 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 9 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1 Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during

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which these by-laws are in effect (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the corporation, or has or had agreed to become a director of the corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, and the corporation may enter into agreements with any such person for the purpose of providing for such indemnification. Except as provided in Section 3 of this Article V, the corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in this Article V shall include the right to be paid by the corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within sixty (60) days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to Section 2 of this Article V); provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Covered Person is not entitled to be indemnified by the corporation for such expenses under this Article V or otherwise. The rights conferred upon Covered Persons in this Article V shall be contract rights that vest at the time of such person’s service to or at the request of the corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 2 To obtain indemnification under this Article V, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 2 of Article V, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (b) if no request is made by the claimant for a determination by Independent Counsel, (1) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (2) if a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (3) if a quorum of Disinterested Directors so directs, by the stockholders of the corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors unless there shall have occurred within two (2) years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control of the corporation is consummated, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within sixty (60) days after such determination.

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Section 3 If a claim for indemnification under Section 1 of this Article V is not paid in full within sixty (60) days after a written claim pursuant to Section 2 of this Article V has been received by the corporation, the claimant may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4 The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article V (a) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these by-laws, agreement, vote of stockholders or Disinterested Directors or otherwise and (b) cannot be terminated by the corporation, the board of directors or the stockholders of the corporation with respect to a Covered Person’s service occurring prior to the date of such termination. However, notwithstanding the foregoing, the corporation’s obligation to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person has collected as indemnification from such other corporation, limited liability company, partnership, joint venture, trust, nonprofit entity, or other enterprise; and, in the event the corporation has fully paid such expenses, the Covered Person shall return to the corporation any amounts subsequently received from such other source of indemnification.

Section 5 Any repeal, amendment, alteration or modification of the provisions of this Article V that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 6 This Article V shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses to persons other than Covered Persons when and as authorized by the board of directors.

Section 7 If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V (including, without limitation, each portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the

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fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8 Definitions. For purposes of this Article V: (1) “Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant; (2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article V.

Section 9 Notice. Any notice, request or other communication required or permitted to be given to the corporation under this Article V shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the secretary of the corporation and shall be effective only upon receipt by the secretary.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1 Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new

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certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3 Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4 Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5 Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6 Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

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Section 7 Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2 Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3 Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4 Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6 Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7 Voting Securities Owned By Corporation. Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the corporation shall be voted as directed by the board of directors, unless the board of directors specifically

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confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8 Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9 Exclusive Jurisdiction. Unless otherwise waived by resolution of the Board, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation’s certificate of incorporation or by-laws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10 Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11 Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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